INVESTOR CONTACT: Nathan Annis (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Wendy Watkins (507) 437-5345 media@hormel.com

HORMEL FOODS REPORTS RECORD FOURTH QUARTER AND FISCAL 2018 EARNINGS; PROVIDES FISCAL 2019 OUTLOOK

The company announces a 12% dividend increase; its 53rd consecutive annual increase.

AUSTIN, Minn. (November 20, 2018) – Hormel Foods Corporation (NYSE: HRL), a leading global branded food company, today reported results for the fourth quarter of fiscal 2018. All comparisons are to the fourth quarter of fiscal 2017 unless otherwise noted.

EXECUTIVE SUMMARY - FISCAL 2018

•	Record diluted earnings per share of $1.86, up 18% from 2017 EPS of $1.57

•	Excluding a non-cash impairment, adjusted diluted earnings per share[1] of $1.89, up 20%

•	Record cash flow from operations of $1.24 billion, up 20%

•	Volume of 4.80 billion lbs., up 1%; organic volume[1] down 1%

•	Record net sales of $9.55 billion, up 4%; organic net sales[1] down 1%

•	Operating margin of 12.6% compared to 14.0% last year

•	Effective tax rate of 14.3% compared to 33.7% last year

EXECUTIVE SUMMARY - FOURTH QUARTER

•	Record diluted earnings per share of $0.48, up 17% from 2017 EPS of $0.41

•	Adjusted diluted earnings per share[1] of $0.51, up 24%

•	Volume of 1.27 billion lbs., down 1%; organic volume[1] down 3%

•	Net sales of $2.52 billion, up 1%; organic net sales[1] down 3%

•	Operating margin of 12.8% compared to 13.2% last year

•	Effective tax rate of 18.7% compared to 33.8% last year

FISCAL 2019 OUTLOOK
"Fiscal 2019 is a continuation of our long-term evolution as a global branded food company," said Jim Snee, chairman of the board, president, and chief executive officer. "Our focus on building brands, delivering meaningful innovation to the marketplace, making strategic acquisitions, and creating intentional balance will ensure we are able to meet our growth goals. We are confident in our plan to deliver growth in each business segment in 2019."

"We anticipate another year of strong cash flows. We plan to reinvest to expand capacity for branded value-added products while returning cash back to shareholders through a 12 percent dividend increase," Snee said. "This coming year will require strong execution from every business unit in order to manage through commodity market volatility and global trade uncertainty. I know our team is up to the challenge."

"Growth from leading brands such as Wholly Guacamole®, Applegate®, Jennie-O®, and SPAM® will be important to our success in 2019," Snee said. "We expect continued growth from our many new innovative items such as Herdez® guacamole salsa, Hormel® Bacon 1TM fully cooked bacon, Hormel® Natural Choice® products, and Hormel® Fire BraisedTM meats."

Fiscal 2019 Outlook
Net Sales Guidance (in billions)	$9.70 - $10.20
Earnings per Share Guidance	$1.77 - $1.91

The following items are included in the company's guidance range. The company plans to deliver $75 million in cost reductions in 2019 which excludes any planned synergies from recent acquisitions. The company will use the savings to help offset inflation, reinvest into key brands, and contribute to earnings growth. The company also expects to complete the Fremont divestiture in December 2018, incurring approximately $12 million in expenses. This transaction reduces earnings volatility and decreases the company's reliance on commodity profits.

DIVIDENDS
"This morning we announced a 12 percent increase to our annual dividend, making the new dividend $0.84 per share," Snee said. "This is the 53rd consecutive year in which we've increased our dividend and the 10th consecutive year of double-digit increases. This demonstrates the confidence we have in our business going forward."

Effective November 15, 2018, the company paid its 361st consecutive quarterly dividend at the annual rate of $0.75 per share.

COMMENTARY - FOURTH QUARTER
“Our team delivered a record quarter of earnings," Snee said. "Refrigerated Foods had a particularly solid quarter led by value-added growth in retail, deli, and foodservice channels which offset a continued decline in commodity profits."

"We reached many milestones this quarter including the startup of two new lines to support growth of Hormel® Fire BraisedTM products and Hormel® Bacon 1TM fully cooked bacon," Snee said. "We also announced expansions at our Burke manufacturing facility in Nevada, Iowa, and our Fontanini plant in McCook, Ill. These expansions will allow us to continue growing our pizza toppings business as well as our line of authentic premium Italian meats and sausages. These strategic investments reinforce the strength we are seeing in our value-added businesses."

SEGMENT HIGHLIGHTS – FOURTH QUARTER

Refrigerated Foods

•Volume up 2%; organic volume1 down 2%
• Net sales up 6%; organic net sales1 down 3%
•Segment profit up 25%

Sales increases were driven by branded products such as Hormel® pepperoni, Hormel® Natural Choice® products, Applegate® natural and organic products, and Austin Blues® authentic barbeque products in addition to the benefit from the Columbus and Fontanini acquisitions. Organic volume and sales decreased due to lower hog harvest levels. Segment profit increased 25% in spite of a 31% decline in commodity profits and a double-digit increase in freight expenses.

Grocery Products

•Volume down 4%
•Net sales down 4%
•Segment profit down 22%; adjusted segment profit1 down 6%

Volume and sales growth of Herdez® salsa and Wholly Guacamole® dips did not offset declines in our contract manufacturing business. Adjusted segment profit1 decreased due to a decline in sales and higher freight expenses. Additionally, a non-cash impairment of $17 million was incurred in the fourth quarter associated with the CytoSport business.

Jennie-O Turkey Store

•Volume down 4%
•Net sales down 4%
•Segment profit down 31%

Volume and sales decreases were due to lower whole bird volume and sales as shipments were shifted into the prior quarter to minimize cold storage expenses. Jennie-O® premium deli products and Jennie-O® foodservice products delivered sales gains. Segment profit decreased as a result of lower whole bird sales, higher feed costs, and increased freight expenses.

International & Other

•Volume up 5%; organic volume1 down 6%
•Net sales up 7%; organic net sales1 down 2%
•Segment profit up 7%

Volume and sales increased as higher exports of SPAM® luncheon meat and Skippy® peanut butter and the addition of the Ceratti business were partially offset by lower fresh pork exports. Global trade uncertainty continued to negatively impact fresh pork export volume, sales, and profitability. Segment profit increases were driven by the addition of the Ceratti business and lower selling, general, and administrative expenses.

SELECTED FINANCIAL DETAILS

Income Statement

•	Selling, general and administrative expenses for the full year increased due to acquisitions and higher advertising investments.

•	Advertising investments for the full year were $152 million compared to $136 million last year.

•	Operating margin for the full year was 12.6% compared to 14.0%. The decline was primarily related to lower whole bird profitability.

•
The full year effective tax rate was 14.3% compared to 33.7% last year. The decline was due to The Tax Cuts and Jobs Act passed in December 2017. The effective tax rate for fiscal 2019 is expected to be between 20.5% and 23.0%.

Cash Flow Statement

•	Cash flow from operations for the full year was $1.24 billion, up 20% compared to last year. The increase was primarily due to by a lower tax rate and improvements in working capital.

•	Share repurchases for the full year total $47 million, representing 1.4 million shares purchased.

•	The company repaid $375 million in short-term debt in the full year.

•	The company paid its 361st consecutive quarterly dividend at the annual rate of $0.75 per share, a 10% increase over the prior year.

•
Capital expenditures for the full year were $390 million. Capital expenditures for fiscal 2019 are expected to be approximately $350 million. Large projects in 2019 include the Burke pizza toppings plant expansion, a Fontanini manufacturing line, and many other projects to support growth of branded value-added products.

•	Depreciation and amortization expense for the full year was $162 million. Depreciation and amortization expense for fiscal 2019 is expected to be approximately $175 million.

Balance Sheet

•
After the acquisition of Columbus Craft Meats, the largest in the company's history at $857 million, the company remains in a strong financial position with its low level of debt and consistent cash flows.

•	Cash on hand increased to $459 million from $444 million at the beginning of the year.

•	Total long-term debt is $625 million compared to $250 million at the beginning of the year.

•	Working capital decreased to $911 million from $968 million at the beginning of the year, primarily related higher accounts payable and lower accounts receivable.

PRESENTATION

A conference call will be webcast at 8:00 a.m. CT on Tuesday, November 20, 2018. Access is available at www.hormelfoods.com and clicking on "Investors." The call will also be available via telephone by dialing 888-254-3590 and providing the access code 9962477. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at 11:00 a.m. CT, Tuesday, November 20, 2018, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a leading global branded food company with over $9 billion in annual revenues across more than 80 countries worldwide. Its brands include Skippy®, SPAM®, Hormel® Natural Choice®, Columbus®, Applegate®, Justin’s®, Wholly Guacamole®, Hormel® Black Label® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the tenth year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future - Inspired People. Inspired Food.™ - focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and http://csr.hormelfoods.com/.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appears on pages 35-41 in the company's Form 10-Q for the quarter ended July 29, 2018, which can be accessed at www.hormelfoods.com under "Investors."

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS

The non-GAAP adjusted financial measurements of organic net sales, organic volume, adjusted earnings per share, and adjusted segment profit are presented to provide investors additional information to facilitate the comparison of past and present operations. The company believes these non-GAAP financial measurements provide useful information to investors because they are the measurements used to evaluate performance on a comparable year-over-year basis. Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance. These non-GAAP measurements are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

Organic net sales and organic volume are defined as net sales and volume excluding the impact of acquisitions and divestitures. Organic net sales and organic volume exclude the impacts of the acquisition of Columbus Craft Meats (November 2017), the acquisition of Fontanini Italian Meats and Sausages (August 2017), and the divestiture of Farmer John (January 2017) in Refrigerated Foods and the acquisition of Ceratti (August 2017) in International.

Adjusted segment profit and adjusted earnings per share exclude the impact of a non-cash impairment charge associated with the CytoSport business which was recognized in the Grocery Products segment. The tables below show the calculations to reconcile from the non-GAAP adjusted measures to the GAAP measures in the fourth quarter and fourth quarter and full year of fiscal 2018. The effective tax rate was used to determine the tax effect of the impairment.

NON-GAAP1 VOLUME AND SALES DATA
(Unaudited) (In thousands)

4th Quarter	FY 2018			FY 2017
VOLUME (LBS.)	Reported (GAAP)	Acquisitions	Organic (Non-GAAP)	Reported (GAAP)	Organic % change
Grocery Products	350,399	—	350,399	366,485	(4.4)
Refrigerated Foods	558,843	(22,757)	536,086	547,196	(2.0)
Jennie-O Turkey Store	260,450	—	260,450	270,175	(3.6)
International & Other	95,600	(9,807)	85,793	91,414	(6.1)
TOTAL	1,265,292	(32,564)	1,232,728	1,275,270	(3.3)

	FY 2018			FY 2017
NET SALES	Reported (GAAP)	Acquisitions	Organic (Non-GAAP)	Reported (GAAP)	Organic % change
Grocery Products	$658,845	$—	$658,845	$685,961	(4.0)
Refrigerated Foods	1,232,650	(102,262)	1,130,388	1,166,661	(3.1)
Jennie-O Turkey Store	466,811	—	466,811	484,856	(3.7)
International & Other	166,391	(15,030)	151,361	155,130	(2.4)
TOTAL	$2,524,697	$(117,292)	$2,407,405	$2,492,608	(3.4)

Full Year	FY 2018			FY 2017
VOLUME (LBS.)	Reported (GAAP)	Acquisitions	Organic (Non-GAAP)	Reported (GAAP)	Divestitures	Organic (Non-GAAP)	Organic % change
Grocery Products	1,345,904	—	1,345,904	1,374,665	—	1,374,665	(2.1)
Refrigerated Foods	2,199,994	(130,301)	2,069,693	2,180,407	(80,454)	2,099,953	(1.4)
Jennie-O Turkey Store	894,590	—	894,590	890,518	—	890,518	0.5
International & Other	357,690	(45,707)	311,983	324,895	—	324,895	(4.0)
TOTAL	4,798,178	(176,008)	4,622,170	4,770,485	(80,454)	4,690,031	(1.4)

	FY 2018			FY 2017
NET SALES	Reported (GAAP)	Acquisitions	Organic (Non-GAAP)	Reported (GAAP)	Divestitures	Organic (Non-GAAP)	Organic % change
Grocery Products	$2,521,992	$—	$2,521,992	$2,555,613	$—	$2,555,613	(1.3)
Refrigerated Foods	4,771,836	(485,960)	4,285,876	4,403,732	(100,231)	4,303,501	(0.4)
Jennie-O Turkey Store	1,627,433	—	1,627,433	1,663,160	—	1,663,160	(2.1)
International & Other	624,439	(74,899)	549,540	545,014	—	545,014	0.8
TOTAL	$9,545,700	$(560,859)	$8,984,841	$9,167,519	$(100,231)	$9,067,288	(0.9)

NON-GAAP1 SEGMENT PROFIT AND EARNINGS PER SHARE DATA
(Unaudited) (In thousands)

	FY 2018
	Grocery Products
	4th Quarter	Full Year
Non-GAAP Adjusted Segment Profit	98,861	380,029
Cytosport Impairment	(17,279)	(17,279)
GAAP Segment Profit	81,582	362,750

	Total Company
	4th Quarter	Full Year
Non-GAAP Adjusted Diluted EPS	0.51	1.89
Cytosport Impairment	(0.03)	(0.03)
GAAP Diluted EPS	0.48	1.86

Statements Follow

HORMEL FOODS CORPORATION
SEGMENT DATA
(Unaudited) (In thousands)

	Thirteen Weeks Ended
	October 28, 2018	October 29, 2017	% Change
NET SALES
Grocery Products	$658,845	$685,961	(4.0)
Refrigerated Foods	1,232,650	1,166,661	5.7
Jennie-O Turkey Store	466,811	484,856	(3.7)
International & Other	166,391	155,130	7.3
TOTAL	$2,524,697	$2,492,608	1.3

OPERATING PROFIT
Grocery Products	$81,582	$104,848	(22.2)
Refrigerated Foods	181,988	145,613	25.0
Jennie-O Turkey Store	48,829	70,370	(30.6)
International & Other	24,802	23,113	7.3
TOTAL SEGMENT OPERATING PROFIT	337,201	343,944	(2.0)
Net interest and investment expense (income)	2,890	(639)	(552.3)
General corporate expense	12,897	14,783	(12.8)
Noncontrolling interest	90	209	(56.9)
EARNINGS BEFORE INCOME TAX	$321,504	$330,009	(2.6)

	Fifty-Two Weeks Ended
	October 28, 2018	October 29, 2017	% Change
NET SALES
Grocery Products	$2,521,992	$2,555,613	(1.3)
Refrigerated Foods	4,771,836	4,403,732	8.4
Jennie-O Turkey Store	1,627,433	1,663,160	(2.1)
International & Other	624,439	545,014	14.6
TOTAL	$9,545,700	$9,167,519	4.1

OPERATING PROFIT
Grocery Products	$362,750	$387,637	(6.4)
Refrigerated Foods	617,626	587,929	5.1
Jennie-O Turkey Store	175,684	247,322	(29.0)
International & Other	88,953	85,304	4.3
TOTAL SEGMENT OPERATING PROFIT	1,245,013	1,308,192	(4.8)
Net interest and investment expense (income)	17,637	1,824	866.9
General corporate expense	46,534	28,091	65.7
Noncontrolling interest	442	368	20.1
EARNINGS BEFORE INCOME TAX	$1,181,284	$1,278,645	(7.6)

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In thousands, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	October 28, 2018	October 29, 2017	October 28, 2018	October 29, 2017
Net sales	$2,524,697	$2,492,608	$9,545,700	$9,167,519
Cost of products sold	1,987,301	1,981,054	7,550,267	7,164,356
GROSS PROFIT	537,396	511,554	1,995,433	2,003,163
Selling, general and administrative	204,537	194,218	838,205	762,104
Goodwill/intangible impairment	17,279	180	17,279	180
Equity in earnings of affiliates	8,814	12,214	58,972	39,590
OPERATING INCOME	324,394	329,370	1,198,921	1,280,469
Interest & investment income (expense)	3,439	4,216	8,857	10,859
Interest expense	(6,329)	(3,577)	(26,494)	(12,683)
EARNINGS BEFORE INCOME TAXES	321,504	330,009	1,181,284	1,278,645
Provision for income taxes	60,008	111,646	168,702	431,542
(effective tax rate)	18.7%	33.8%	14.3%	33.7%
NET EARNINGS	261,496	218,363	1,012,582	847,103
Less: net earnings attributable to noncontrolling interest	90	209	442	368
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$261,406	$218,154	$1,012,140	$846,735

NET EARNINGS PER SHARE
Basic	$0.49	$0.41	$1.91	$1.60
Diluted	$0.48	$0.41	$1.86	$1.57

WEIGHTED AVG. SHARES OUTSTANDING
Basic	533,110	527,990	530,742	528,363
Diluted	545,421	537,952	543,869	539,116

Dividends declared per share	$0.1875	$0.1700	$0.7500	$0.6800

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) (In thousands)

	October 28, 2018	October 29, 2017
ASSETS
Cash and cash equivalents	$459,136	$444,122
Accounts receivable	600,438	618,351
Inventories	963,527	921,022
Income taxes receivable	3,995	22,346
Prepaid expenses	16,342	16,144
Other current assets	6,662	4,538
TOTAL CURRENT ASSETS	2,050,100	2,026,523

Goodwill	2,714,116	2,119,813
Other intangibles	1,207,219	1,027,014
Pension assets	195,153	171,990
Investments in and receivables from affiliates	273,153	242,369
Other assets	189,951	184,948
Property, plant & equipment, net	1,512,600	1,203,251
TOTAL ASSETS	$8,142,292	$6,975,908

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Accounts payable	$618,830	$552,714
Accrued expenses	48,298	76,966
Accrued worker's compensation	24,594	26,585
Accrued marketing	118,887	101,573
Employee-related expenses	224,736	209,562
Taxes payable	2,490	525
Interest and dividends payable	101,079	90,287
TOTAL CURRENT LIABILITIES	1,138,914	1,058,212

Long-term debt, less current maturities	624,840	250,000
Pension and post-retirement benefits	477,557	530,249
Other long-term liabilities	99,070	99,340
Deferred income taxes	197,093	98,410
Accumulated other comprehensive loss	(243,498)	(248,075)
Other shareholder's investment	5,848,316	5,187,772
TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$8,142,292	$6,975,908

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Fifty-Two Weeks Ended
	October 28, 2018	October 29, 2017
OPERATING ACTIVITIES
Net earnings	$1,012,582	$847,103
Depreciation and amortization of intangibles	161,858	130,977
Goodwill/intangible impairment	17,279	180
Decrease (increase) in working capital	76,580	(1,607)
Other	(26,570)	57,232
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,241,729	1,033,885

INVESTING ACTIVITIES
Proceeds from sale of business	—	135,944
Acquisitions of businesses/intangibles	(857,668)	(520,463)
Net purchases of property/equipment	(379,858)	(217,532)
Decrease in investments, equity in affiliates, and other assets	2,158	14,872
NET CASH USED IN INVESTING ACTIVITIES	(1,235,368)	(587,179)

FINANCING ACTIVITIES
Net proceeds (payments) from long-term debt	374,840	—
Dividends paid on common stock	(388,107)	(346,010)
Share repurchase	(46,898)	(94,487)
Other	71,803	21,726
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	11,638	(418,771)
Effect of exchange rate changes on cash	(2,985)	1,044
INCREASE IN CASH AND CASH EQUIVALENTS	15,014	28,979
Cash and cash equivalents at beginning of year	444,122	415,143
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$459,136	$444,122